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                                                              Exhibit 99.(d)(13)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT
                             DATED AS OF MAY 3, 2007

         WHEREAS, Hansberger Global Investors, Inc. (the "Sub-Advisor") acts as one of the sub-advisors for International Select Fund (the "Fund"), a series of First American Investment Funds, Inc. ("FAIF"), pursuant to an Investment Sub-Advisory Agreement dated February 22, 2007 (the "Effective Date"), between FAF Advisors, Inc. (the "Advisor") and the Sub-Advisor (the "Sub-Advisory Agreement"); and

         WHEREAS, on the Effective Date, Section 11(b) of the Sub-Advisory Agreement provided that the Sub-Advisory Agreement would be terminable, without penalty, on 90-days' written notice (the date of termination could be less than or more than 90 days after the written notice of termination so long as the duration of the notice period was agreed upon by the Advisor and Sub-Advisor) by the Advisor, by FAIF's board of directors (the "Board"), or by the Sub-Advisor, and would immediately terminate upon termination of the Investment Advisory Agreement between FAIF and the Advisor (the "Advisory Agreement"); and

         WHEREAS, after such Effective Date, the Advisor and Sub-Advisor entered into a Letter of Agreement, dated March 28, 2007 (the "Letter Agreement"), which provided that the Sub-Advisory Agreement would be terminable, under Section 11(b), without penalty, on 60-days' written notice (the date of termination to be less than 60 days after the written notice of termination so long as the duration of the notice period was agreed upon by the Advisor and Sub-Advisor) by the Advisor, by the Board, by vote of a majority of the Fund's outstanding voting securities, or by the Sub-Advisor, and would immediately terminate upon termination of the Advisory Agreement; and

         WHEREAS, the Board has approved and authorized that the terms of
Section 11(b) of the Sub-Advisory Agreement be modified to the extent necessary to reflect the terms of the Letter Agreement.

         NOW, THEREFORE, the Advisor and Sub-Advisor, intending to be legally bound, agree that Section 11(b) of the Sub-Advisory Agreement shall be replaced, in its entirety, with the following:

         If this Agreement is approved in accordance with Section 11(a) hereof, then unless sooner terminated, this Agreement shall continue in effect for a period of two years from the Effective Date. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board in the manner required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days' written notice (the date of termination may be less than 60 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Advisor and Sub-Advisor) by the Advisor, by FAIF's Board, by vote of a majority of the Fund's outstanding voting securities, or by the Sub-Advisor, and will immediately terminate upon termination of the Advisory Agreement. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

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      IN WITNESS WHEREOF, the Advisor and Sub-Advisor have caused this instrument to be executed as of the date first above written by their duly authorized officers.

FAF ADVISORS, INC.                       HANSBERGER GLOBAL INVESTORS, INC.


By:      /s/ Joseph M. Ulrey, III        By:     /s/ Ronald W. Holt
         ----------------------------            --------------------------

Name:    Joseph M. Ulrey, III            Name:   Ronald W. Holt
         ----------------------------            --------------------------

Title:   Chief Financial Officer         Title:  President
         ----------------------------            --------------------------